Board of Directors

Micron Enviro Systems, Inc.

Vancouver, B.C.

INDEPENDENT AUDITORS’ CONSENT

We consent to incorporation by reference in this registration statement of Micron Enviro Systems, Inc. on Form S-8 of our report dated March 25, 2004, relating to the financial statements of Micron Enviro Systems, Inc. as of December 31, 2003, which report appears in the annual report on Form 10-KSB of Micron Enviro Systems, Inc.

/s/ Williams & Webster, P.S.

Spokane, Washington

July 16, 2004